EXHIBIT 10.22
DUCOMMUN INCORPORATED

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This performance restricted stock unit agreement is made as of _______ (the “Effective Date”), between Ducommun Incorporated, a Delaware corporation (the “Corporation”), and ________ (“Award Holder”).
R E C I T A L S
This performance restricted stock unit agreement is pursuant to the 2020 Stock Incentive Plan (the “Plan”).
A G R E E M E N T S
1.Grant. The Corporation hereby grants to the Award Holder an award (the “Award”) with a target (if the Corporation achieves the target level performance goals described in Exhibit A) of _________ performance restricted stock units (the “Restricted Stock Units”), subject to certain adjustments as described herein. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the conditions set forth in this performance restricted stock unit agreement and the Plan.
2.Definitions. Unless the context clearly indicates otherwise, and subject to the terms and conditions of the Plan as the same may be amended from time to time, the following terms, when used in this performance restricted stock unit agreement, shall have the meanings set forth in this Section 2.
         “Common Stock” shall mean the Common Stock, $.01 par value, of the Corporation or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 6 of this performance restricted stock unit agreement.
         “Subsidiary” shall mean a corporation or other form of business entity more than 50% of the voting shares of which is owned or controlled, directly or indirectly, by the Corporation and which is designated by the Committee for participation in the Plan by the key employees thereof.
         “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation, or if there is no such committee acting, the Board of Directors of the Corporation.

        3. Vesting. The Award shall vest at the end of the 3-year performance period, beginning as of ________ and ending on _____ (the “Performance Period”). The vesting of the Award shall be based upon the Corporation achieving during the last year of the Performance Period, that level of revenue as set forth in Exhibit A as approved by the Committee at the commencement of the Performance Period. Following the end of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goal has been satisfied, the Committee will determine: (a) the amount of revenue that was achieved by the Corporation during the Performance Period relative to the level of revenue approved by the Committee, and (b) the percentage and number of the Restricted Stock Units earned as a result thereof for the Performance Period (the number earned shall be referred to as the “Earned Units”). The Earned Units shall vest (and become “Vested Units”) as of the last day of the Performance Period, subject to the continued employment of the Award Holder by the Corporation through such date. The Committee shall make the determination set forth herein in its sole discretion. The level of achievement of revenue shall be evidenced by the Committee’s written certification. For the avoidance of doubt, any Restricted Stock Units subject to this Award that do not become Earned Units in accordance with the forgoing shall expire without consideration at the end of the Performance Period.

4.  Settlement of Vested Units. Upon certification by the Committee pursuant to Section 3 hereof of the total number of Earned Units earned hereunder for the Performance Period, one share of Common Stock shall be issuable for each Vested Unit (the “RSU Shares”). Thereafter, the Corporation will transfer such RSU Shares to the Award Holder upon the satisfaction of any required tax withholding obligations, securities law registration or other requirements, and applicable stock exchange listing. No fractional shares shall be issued with respect to the Award. The Award Holder shall not acquire or have any rights as a shareholder of the Corporation by virtue of this performance restricted stock unit agreement (or the Award evidenced hereby) until the certificates representing shares of Common Stock issuable pursuant to this Award are actually issued and delivered to the Award Holder in accordance with the terms of the Plan and this performance restricted stock unit agreement. Notwithstanding the foregoing, the Award Holder may elect, on a form and in a manner prescribed by the Corporation, to defer any payment of Vested Units, provided that any such deferral of payment must comply with any applicable requirements of Section 409A of the Code.
5. Termination. If the Award Holder’s employment with the Corporation or a Subsidiary terminates at any time for any reason prior to the expiration of the Performance Period, except as provided in this Section 5 or as determined by the Committee in its sole and absolute discretion, any Restricted Stock Units that have not become Vested Units will be forfeited and cancelled and surrendered to the Corporation without payment of any additional consideration, effective on the date of the Award Holder’s termination of employment. Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of the Award Holder’s death or “permanent disability” (as defined herein) the Restricted Stock Units shall become fully vested on the date of such death or “permanent disability”. As used herein, the term “permanent disability” shall mean the date on which the Award Holder has not worked or been able to work due to physical or mental incapacity for a period of one hundred eighty (180) consecutive days.
6. Adjustments
          (a) If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation through recapitalization (other than the conversion of convertible securities according to their terms), reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made, or if the Corporation shall spin-off, spin-out or otherwise distribute assets with respect to the outstanding shares of Common Stock of the Corporation, an appropriate and proportionate adjustment shall be made, in the number of Restricted Stock Units subject to this Award.
          (b) In the event of the dissolution or liquidation of the Corporation, or upon any merger, consolidation or reorganization of the Corporation with any other corporations or entities as a result of which the Corporation is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Corporation or the acquisition of more than 80% of the stock of the Corporation by another corporation or entity, there shall be substituted for each of the shares of Common Stock then subject to this Award the number and kind of shares of stock, securities or other assets which would have been issuable or payable in respect of or in exchange for such Common Stock then subject to the Award, as if the Award Holder had been the owner of such shares as of the transaction date. Any securities so substituted shall be subject to similar successive adjustments.
          7. No Right to Continued Employment. Nothing in the Plan, in this performance restricted stock unit agreement or in any other instrument executed pursuant thereto shall confer upon the Award Holder any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or shall interfere in any way with the right of the Corporation or any such Subsidiary to at any time terminate the employment of the Award Holder with or without cause.
        8. Legal Requirements. No shares issuable under this Award shall be issued or delivered unless and until, in the opinion of counsel for the Corporation, all applicable requirements of federal and state law and of the Securities and Exchange Commission pertaining to the issuance and sale of such shares and any applicable listing requirements of any national securities exchange on which shares of the same class are then listed, shall have been fully complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect of such matters as the Corporation or any Subsidiary of the Corporation may deem desirable to assure compliance with all applicable legal requirements.
        9. No Rights as a Shareholder. Neither the Award Holder nor any beneficiary or other person claiming under or through the Award Holder shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such shares of Common Stock, if any, as shall have been issued or transferred to such person.
        10. Withholding. The Corporation or any Subsidiary of the Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which the Corporation or such Subsidiary determines it is required to withhold in connection with this performance restricted stock unit agreement and the transactions contemplated hereby, and the Corporation or any such Subsidiary may require the Award Holder to pay to the Corporation or such Subsidiary in cash any amount or amounts which may be required to be paid as withheld taxes in connection with any issuance of Common Stock pursuant to this Award or any other transaction contemplated hereby as a condition to the issuance of shares of the Common Stock, provided, however, that any amount withheld for taxes in connection with this Award may, at the election of the Award Holder, be paid with previously issued shares of Common Stock or the deduction of shares of Common Stock to be issued in connection with this Award.

        11. No Assignments. Neither this performance restricted stock unit agreement, nor this Award nor any other rights and privileges granted hereby shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law of descent and distribution. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this performance restricted stock unit agreement, this Award or any other right or privilege granted hereby contrary to the provisions hereof, this performance restricted stock unit agreement, this Award and all of such rights and privileges shall immediately become null and void, provided however, that the Award Holder may transfer an Award to any “family member” (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8 and provided further, that such transferee acknowledges and agrees that the Award remains subject to all of the terms and conditions of this Agreement and the Plan.
        12. Other Programs. Nothing contained in this performance restricted stock unit agreement shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit-sharing or other employee benefit plan or program of the Corporation or of any Subsidiary of the Corporation.
        13. The Plan. The Award hereby granted is subject to, and the Corporation and Award Holder agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment may adversely affect the Award Holder’s rights under this performance restricted stock unit agreement. Award Holder acknowledges receipt of a complete copy of the Plan.
        14. Clawback. Notwithstanding any other provisions in the Plan, the Corporation may cancel any Award, require reimbursement of any Award by the Award Holder, and effect any other right of recoupment of equity or other compensation provided under the Plan (including under this performance restricted stock unit agreement) in accordance with the Corporation’s clawback policy as the same may be adopted and/or modified from time to time (the "Clawback Policy"). In addition, Award Holder acknowledges that any RSU Shares awarded pursuant to the Plan and this performance restricted stock unit agreement may be subject to repayment to the Corporation in accordance with the Clawback Policy. By accepting the Award, Award Holder is agreeing to be bound by the Clawback Policy, as in effect on the Effective Date or as may be adopted and/or modified from time to time by the Corporation in its sole discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
        15. Committee Authority. All questions arising under the Plan or under this performance restricted stock unit agreement shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this performance restricted stock unit agreement, all of which shall be binding upon the Award Holder to the maximum extent permitted by the Plan.

        16. Consideration. The consideration for the rights and benefits conferred on Award Holder by this Award are the services rendered by the Award Holder after and not before the grant of this Award.

        17. Applicable Law. This Award has been granted as of the effective date set forth above at Los Angeles, California, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

DUCOMMUN INCORPORATED

By: ___________________________________________________
            Chief Executive Officer

By: ___________________________________________________
            Secretary

              ______________________________________
                Award Holder

EXHIBIT A